Hudson Pacific Properties Reports Strong Second Quarter 2016 Financial Results

Executed Over 970,000 Square Feet Of Leases
Achieved GAAP And Cash Rent Spreads Of 58% And 49%

Los Angeles, CA, August 4, 2016—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Net income attributable to common stockholders of $0.8 million, or $0.01 per diluted share, compared to net loss of $25.2 million, or $(0.28) per diluted share, a year ago;

•	FFO, excluding specified items, of $62.9 million, or $0.43 per diluted share, compared to $68.4 million, or $0.47 per diluted share, a year ago;

•	Executed new and renewal leases totaling 970,770 square feet, consisting of 237,510 square feet of new leases and 733,260 square feet of renewal leases;

•	Achieved GAAP and cash rent growth on new and renewal leases of 57.6% and 48.9%, respectively;

•	Increased in-service office portfolio leased rate to 91.1% as of June 30, 2016, up from 90.7% as of March 31, 2016 and 88.8% a year ago;

•	Sold One Bay Plaza in Burlingame, California and Patrick Henry Drive in Santa Clara, California for a combined total of $72.4 million before credits, prorations and closing costs; and

•	Declared and paid a quarterly dividend of $0.20 per share on common stock.

“Our second quarter results include over 970,000 square feet of deals at cash rent spreads close to 50%, underscoring the strength of our leasing pipeline and our team’s ability to execute,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “Year-to-date we have leased an impressive 1.8 million square feet, with the preponderance of that activity, nearly 75%, in our Bay Area assets.”

Coleman added, “We continue to take advantage of demand from well-qualified buyers for Bay Area assets. In the second quarter, we sold two additional former-Blackstone portfolio properties, One Bay Plaza and Patrick Henry Drive, both at premiums to our original purchase prices. We are focused on execution of lease-up and value creation within our existing portfolio, but will evaluate very select, strategic acquisition opportunities, primarily in the Los Angeles and Seattle markets. Our recent purchase of 11601 Wilshire Boulevard exemplifies this approach.”

Financial Results

The Company reported net income attributable to common stockholders of $0.8 million, or $0.01 per diluted share, for the three months ended June 30, 2016, compared to net loss attributable to common stockholders of $25.2 million, or $(0.28) per diluted share, for the three months ended June 30, 2015.

Funds From Operations (FFO), excluding specified items, for the three months ended June 30, 2016 totaled $62.9 million, or $0.43 per diluted share, compared to FFO, excluding specified items, of $68.4 million, or $0.47 per share, a year ago. Specified items for the second quarter of 2016 consisted of acquisition-related expense of $0.1 million, or $0.0 per diluted share. Specified items for the second quarter of 2015 consisted of acquisition-related expense of $37.5 million, or $0.26 per diluted share.

FFO, including specified items, for the three months ended June 30, 2016 totaled $62.9 million, or $0.43 per diluted share, compared to $30.9 million, or $0.21 per diluted share, a year ago.

Combined Operating Results For The Three Months Ended June 30, 2016

Total revenue during the second quarter increased 1.6% to $154.3 million from $151.8 million for the same quarter a year ago. Total operating expenses decreased 0.9% to $134.5 million from $135.7 million for the same quarter a year ago. As a result, income from operations increased 23.1% to $19.8 million from $16.1 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the second quarter increased 24.8% to $17.6 million from $14.1 million for the same quarter a year ago. The Company had $2.3 billion and $2.1 billion of notes payable, excluding net deferred financing costs and net loan premium, at June 30, 2016 and June 30, 2015, respectively.

The Company had $0.4 million of unrealized loss on the ineffective portion of derivatives, with nothing comparable for the same quarter a year ago. The Company also had $0.1 million of acquisition-related expense associated with the acquisition of 11601 Wilshire Boulevard completed during the third quarter of 2016 compared to $37.5 million of acquisition-related expense associated with the acquisition of the EOP Northern California portfolio in the second quarter of 2015.

Segment Operating Results For The Three Months Ended June 30, 2016

Office Properties

Total revenue at the Company’s office properties increased 0.6% to $144.4 million from $143.6 million for the same quarter a year ago. The increase was primarily the result of a $3.5 million increase in tenant recoveries to $21.3 million, partially offset by a decrease in rental revenue of $2.0 million to $118.0 million and in parking and other revenue of $0.7 million to $5.1 million. The increase in tenant recoveries largely resulted from a corresponding increase in operating expenses discussed below, partially offset by a loss of tenant recoveries stemming from the sales of Bay Park Plaza in third quarter of 2015, Bayhill Office Center in the first quarter of 2016 and One Bay Plaza in the second quarter of 2016. The decrease in rental, parking and other revenue was also primarily due to these asset sales, though higher rental revenue on improved rents and occupancy throughout the Company’s in-service portfolio partially offset this decrease.

Office property operating expenses increased 5.1% to $49.1 million from $46.7 million for the same quarter a year ago. The expense increase primarily resulted from higher occupancy in our in-service office portfolio, partially offset by the sales of Bay Park Plaza, Bayhill Office Center and One Bay Plaza.

Net operating income with respect to the Company’s 30 same-store office properties for the second quarter increased 6.6% on a GAAP basis and 15.5% on a cash basis.

At June 30, 2016, the Company’s stabilized and in-service office portfolio was 96.5% and 91.1% leased, respectively. During the quarter, the Company executed 70 new and renewal leases totaling 970,770 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 20.1% to $9.9 million from $8.3 million for the same quarter a year ago largely due to a $1.5 million increase in rental revenue to $6.9 million. The increase in rental revenue stemmed from higher occupancy at Sunset Gower and Sunset Bronson. In addition, stage and office space at Sunset Bronson were taken off-line for improvements during the three months ended June 30, 2015, and were fully occupied over the three months ended June 30, 2016. Total media and entertainment operating expenses increased 24.2% to $6.3 million from $5.1 million for the same quarter a year ago, also largely due to higher occupancy at Sunset Gower and Sunset Bronson.

Media and entertainment net operating income in the second quarter increased by 13.6% on a GAAP basis and 26.2% on a cash basis.

As of June 30, 2016, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 85.3% from 76.5% for the period ended June 30, 2015.

Balance Sheet

At June 30, 2016, the Company had total assets of $6.3 billion, including unrestricted cash and cash equivalents of $337.4 million. At June 30, 2016, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $250.0 million had been drawn.

Major Leasing

Executed Significant Leases Throughout Portfolio

Qualcomm, a leading 3G and next-generation wireless technology company, renewed its lease through July 2022 at Skyport Plaza office campus in North San Jose, California. Qualcomm has maintained offices at the property for nearly four years, and will continue to occupy a total of 365,502 square feet in two buildings.

The General Services Administration renewed its lease on behalf of the U.S. Army Corps of Engineers (USACE) at 1455 Market Street in San Francisco, California. USACE, a provider of public and military engineering services, will continue to occupy 71,729 square feet through February 2019.

RGN-National (Regus) Business Centers, which owns/operates flex office space worldwide, renewed their lease for 44,957 square feet through March 2022 at Gateway office campus in North San Jose, California.

BrightEdge Technologies, a leading SEO company and platform, executed a lease for 36,542 square feet through June 2024 at 989 Hillsdale Avenue, part of Metro Center office complex in Foster City, California.

NFL Enterprises, on behalf of NFL Media, executed a lease for another 30,300 square feet, backfilling the former SDI media space at 10950 Washington Boulevard in Culver City, California. NFL Media will now occupy through June 2019 the entirety of 10950 Washington Boulevard, as well as the adjacent 10900 Washington Boulevard, for a total of 167,605 square feet.

Cloud computing company Salesforce.com executed a lease for an additional 23,683 square feet at Rincon Center in San Francisco, California. The deal backfilled the entire space formerly occupied by Intrax, and brings Salesforce.com’s total occupancy at Rincon Center to 261,250 square feet.

Dispositions

Sold Additional EOP Northern California Assets

On April 7, 2016, the Company sold Patrick Henry Drive, a 70,520-square-foot R&D office building located at 3055 Patrick Henry Drive in Santa Clara, California for $19.0 million before certain credits, prorations and closing costs. KT Properties Urban, Inc. acquired the property, which was entirely vacant at time of sale, in an all-cash, off-market transaction.

On June 1, 2016, the Company sold One Bay Plaza, a 195,739-square-foot office tower located at 1350 Bayshore Highway in Burlingame, California to a joint venture between Harvest Properties and New York Life Real Estate Investors for $53.4 million before credits, prorations and closing costs.

The Company sold both assets at premiums to their original purchase prices when acquired as part of the EOP Northern California portfolio acquisition on April 1, 2015.

Financings

Financings & Refinancings

On May 3, 2016, the Company drew all $175.0 million of its five-year and $125.0 million of its seven-year unsecured term loan credit facilities entered into in November of last year. The Company used loan proceeds to repay floating rate indebtedness, including the $30.0 million loan secured by 901 Market Street, $60.0 million outstanding balance under its revolving credit facility, $110.0 million of the outstanding balance under its loan secured by Sunset Gower/Sunset Bronson, and $100.0 million of its unhedged existing five-year term loan.

On June 6, 2016, the Company fully refinanced project-level financing associated with Pinnacle II in Burbank, with a 10-year, $87.0 million loan bearing interest of 4.30% per annum. The refinancing successfully replaced the loan previously secured by Pinnacle II, which was bearing interest of 6.31% per annum.

Repayment & Funding Of Select Debt Investments

On June 14, 2016, the Company was fully repaid on its $28.5 million participation in a $120.0 million bridge loan originated by Canyon Capital Realty Advisors for the acquisition and redevelopment of the historic Broadway Trade Center in Los Angeles, California.

On June 16, 2016, the Company funded $28.4 million of a $140.0 million first mortgage loan, originated by a limited liability company managed by Mesa West Capital, to finance China-based technology company LeEco’s acquisition of a 48.6-acre land site in Santa Clara, California. LeEco plans to develop a three-million-square-foot global headquarters campus at this location.

Equity Offering

Completed Common Stock Public Offering

On May 16, 2016, the Company completed a public offering of 10,600,000 shares of its common stock, consisting of 10,117,223 shares offered by the Company and 482,777 shares offered by funds affiliated with Farallon Capital Management, L.L.C. (collectively, the “Farallon Funds”). The Company used the $294.2 million of net proceeds to acquire 10,000,000 common units of limited partnership interest in its operating partnership, Hudson Pacific Properties, L.P. (the “Operating Partnership”), from certain entities affiliated with The Blackstone Group L.P., and 117,223 common units of limited partnership interest in the Operating Partnership from the Farallon Funds. The Company did not receive any proceeds from the sale of the shares of common stock in this offering by the Farallon Funds.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.20 per share for the second quarter of 2016. The dividends were paid on June 30, 2016 to stockholders of record on June 20, 2016.

Activities Subsequent to June 30, 2016

Acquired 11601 Wilshire Boulevard

On July 1, 2016, the Company acquired 11601 Wilshire Boulevard, a 500,475-square-foot Class A office tower in West Los Angeles, from real estate funds managed by Blackstone for $311.0 million before credits, prorations and closing costs. The Company intends to lease-up, renovate and improve operating efficiencies at the currently 82.7% occupied property, which has served as its headquarters for the last six years.

Completed $200.0 Million Private Placement

On July 6, 2016, the Company completed a private placement of debt yielding $200.0 million of gross proceeds. The Company applied net proceeds from $150.0 million of 3.98% senior guaranteed notes due July 6, 2026 to fund the 11601 Wilshire Boulevard acquisition. The Company expects to access the remaining $50.0 million, consisting of 3.66% senior guaranteed notes due September 15, 2023, on or before September 15, 2016 to repay amounts outstanding under its unsecured revolving credit facility or for general corporate purposes.

Completed Common Stock Public Offering

On July 21, 2016, the Company completed a public offering of 20,000,000 shares of its common stock, consisting of 19,195,373 shares offered by the Company and 804,627 shares offered by funds affiliated with the Farallon Funds. The Company used the $582.0 million of net proceeds to acquire 19,000,000 common units of limited partnership interest in the Operating Partnership, from certain entities affiliated with The Blackstone Group L.P., and 195,373 common units of limited partnership interest in the Operating Partnership from the Farallon Funds. The Company did not receive any proceeds from the sale of the shares of common stock in this offering by the Farallon Funds.

2016 Outlook

Guidance Increased

The Company is increasing its full-year 2016 FFO guidance from its previously announced range of $1.68 to $1.76 per diluted share, excluding specified items, to a revised range of $1.71 to $1.77 per diluted share, excluding specified items. The guidance reflects the Company’s FFO for the second quarter ended June 30, 2016 of $0.43 per diluted share, excluding specified items, as well as the transactional activity referenced in this press release and in earlier announcements, including the sale of 12655 Jefferson Boulevard in the fourth quarter, and the anticipated funding of $50.0 million of 3.66% senior guaranteed notes on or before September 15, 2016 to repay amounts outstanding under its unsecured revolving credit facility or for general corporate purposes. This guidance also reflects the elimination of the ineffective portion of the interest rate swaps relating to $650.0 million of its five- and seven-year term loans due April of 2020 and 2022, respectively, through an increase in the underlying fixed rate by a weighted average of 12 basis points per annum. This guidance assumes full-year 2016 weighted average fully diluted common stock/units of 146,415,000. The full-year 2016 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2016 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, including, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2016 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property, and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss second quarter 2016 financial results at 11:00 a.m. PT / 2:00 p.m. ET on August 4, 2016. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning August 4, at 2:00 p.m. PT / 5:00 p.m. ET, through August 11, at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (877) 870-5176 and entering the passcode 13640344. International callers should dial (858) 384-5517 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling over 17 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, or SEC, on February 26, 2016, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
REAL ESTATE ASSETS
Land	$1,252,484	$1,252,484
Building and improvements	3,937,522	3,887,683
Tenant improvements	305,947	290,122
Furniture and fixtures	4,082	9,586
Property under development	247,682	218,438
Total real estate held for investment	5,747,717	5,658,313
Accumulated depreciation and amortization	(340,262)	(267,855)
Investment in real estate, net	5,407,455	5,390,458
Cash and cash equivalents	337,400	53,551
Restricted cash	19,166	18,010
Accounts receivable, net	10,550	21,048
Notes receivable, net	—	28,684
Straight-line rent receivables, net	70,529	59,408
Deferred leasing costs and lease intangible assets, net	293,191	314,483
Derivative assets	—	2,061
Goodwill	8,754	8,754
Prepaid expenses and other assets, net	49,209	27,278
Investment in unconsolidated entity	28,237	—
Assets associated with real estate held for sale	$52,432	$330,300
TOTAL ASSETS	$6,276,923	$6,254,035
LIABILITIES AND EQUITY
Notes payable, net	$2,338,882	$2,260,716
Accounts payable and accrued liabilities	104,156	82,405
Lease intangible liabilities, net	77,841	94,446
Security deposits	24,148	20,342
Prepaid rent	30,352	38,111
Derivative liabilities	26,478	2,010
Liabilities associated with real estate held for sale	5,267	16,791
TOTAL LIABILITIES	2,607,124	2,514,821
6.25% series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 99,385,084 shares and 89,153,780 shares outstanding at June 30, 2016 and December 31, 2015, respectively	993	891
Additional paid-in capital	1,998,361	1,710,979
Accumulated other comprehensive loss	(16,079)	(1,081)
Accumulated deficit	(41,470)	(44,955)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,941,805	1,665,834
Non-controlling interest—members in consolidated entities	266,406	262,625
Non-controlling interest—units in the operating partnership	1,451,411	1,800,578
TOTAL EQUITY	3,659,622	3,729,037
TOTAL LIABILITIES AND EQUITY	$6,276,923	$6,254,035

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Office
Rental	$118,047	$120,052	$234,274	$161,628
Tenant recoveries	21,303	17,790	41,836	23,854
Parking and other	5,050	5,716	10,582	11,011
Total office revenues	144,400	143,558	286,692	196,493
Media & Entertainment
Rental	6,857	5,394	12,885	10,861
Tenant recoveries	213	253	412	493
Other property-related revenue	2,810	2,556	7,779	6,665
Other	41	58	90	131
Total Media & Entertainment revenues	9,921	8,261	21,166	18,150
Total revenues	154,321	151,819	307,858	214,643
Operating expenses
Office operating expenses	49,091	46,691	96,794	63,826
Media & Entertainment operating expenses	6,295	5,069	12,247	11,074
General and administrative	13,016	10,373	25,519	19,573
Depreciation and amortization	66,108	73,592	134,476	90,750
Total operating expenses	134,510	135,725	269,036	185,223
Income from operations	19,811	16,094	38,822	29,420
Other expense (income)
Interest expense	17,614	14,113	34,865	19,606
Interest income	(73)	(48)	(86)	(101)
Unrealized loss on ineffective portion of derivative instruments	384	—	2,509	—
Acquisition-related expenses	61	37,481	61	43,525
Other (income) expense	(47)	40	(23)	(1)
Total other expenses	17,939	51,586	37,326	63,029
Income (loss) before gains (loss) on sale of real estate	1,872	(35,492)	1,496	(33,609)
Gains (loss) on sale of real estate	2,163	(591)	8,515	22,100
Net income (loss)	4,035	(36,083)	$10,011	$(11,509)
Net income attributable to preferred stock and units	(159)	(3,195)	(318)	(6,390)
Net income attributable to participating securities	(196)	(80)	(393)	(150)
Net income attributable to non-controlling interest in consolidated real estate entities	(2,396)	(1,893)	(4,341)	(3,395)
Net (income) loss attributable to common units in the operating partnership	(445)	16,008	(1,867)	15,412
Net income (loss) attributable to Hudson Pacific Properties, Inc. common stockholders	$839	$(25,243)	$3,092	$(6,032)
Basic and diluted per share amounts:
Net income attributable to common stockholders’ per share—basic	$0.01	$(0.28)	$0.03	$(0.07)
Net income attributable to common stockholders’ per share—diluted	$0.01	$(0.28)	$0.03	$(0.07)
Weighted average shares of common stock outstanding—basic	95,145,496	88,894,258	92,168,432	82,906,087
Weighted average shares of common stock outstanding—diluted	95,995,496	88,894,258	93,000,432	82,906,087
Dividends declared per share of common stock	$0.200	$0.125	$0.400	$0.250

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of net income to Funds From Operations (“FFO”):
Net income (loss)	$4,035	$(36,083)	$10,011	$(11,509)
Adjustments:
Depreciation and amortization of real estate assets	65,655	73,293	133,560	90,366
(Gains) loss on sale of real estate	(2,163)	591	(8,515)	(22,100)
FFO attributable to non-controlling interests	(4,510)	(3,696)	(8,672)	(7,008)
Net income attributable to preferred stock and units	(159)	(3,195)	(318)	(6,390)
FFO to common stockholders and unitholders	$62,858	$30,910	$126,066	$43,359
Specified items impacting FFO:
Acquisition-related expenses	$61	$37,481	$61	$43,525
FFO (excluding specified items) to common stockholders and unitholders	$62,919	$68,391	$126,127	$86,884
Weighted average common stock/units outstanding—diluted	146,399	145,849	146,350	113,162
FFO per common stock/unit—diluted	$0.43	$0.21	$0.86	$0.38
FFO (excluding specified items) per common stock/unit—diluted	$0.43	$0.47	$0.86	$0.77